EXHIBIT 99.2



AVIATION SALES COMPANY

                                                               [GRAPHIC OMITTED]
Release: December 5, 2000


Contact: Dale S. Baker, Chairman/Chief Executive Officer - (954) 538-2000 Michael C. Brant, Chief Financial Officer - (954) 538-2000 Morgen-Walke Associates, Gordon McCoun - (212) 850-5600

            AVIATION SALES COMPANY AGREES TO ALLOW LACY J. HARBER TO
                ACQUIRE UP TO 30% OF THE COMPANY'S COMMON STOCK

       Miramar, Florida, December 5, 2000 - Aviation Sales Company (NYSE:AVS) today announced that it has agreed to allow current 23% stockholder, LJH Corporation ("LJH"), which is wholly-owned by Lacy J. Harber of Dennison, Texas, to increase its stake in the Company to up to 30% of the Company's outstanding common stock. The agreement between LJH and the Company which was entered into in March 2000, which restricts certain of Mr. Harber's activities with respect to the Company's common stock without approval of a majority of the Company's disinterested Board members, remains in effect.

       The Company's Rights Agreement, dated as of November 1, 1999, relating to the Company's Stockholders' Rights Plan, has also been amended consistent with the terms of the agreement. Purchases of the Company's common stock by Mr. Harber and LJH within the terms of the amendment will not trigger the exercise of any rights under the Rights Agreement and no rights will be distributed in connection therewith.

       Aviation Sales Company is a leading independent provider of fully integrated aviation maintenance, repair and overhaul services, including aircraft heavy maintenance, component repair and overhaul and leasing, for major commercial airlines and maintenance and repair facilities.

       This press release contains certain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. A number of factors, including those identified below, could adversely affect the Company's ability to obtain these results: available capital to continue to support and further expand the Company's operations, the Company's ability to acquire adequate inventory and to obtain

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AVIATION SALES COMPANY AGREES TO ALLOW LACY J. HARBER                     PAGE 2
TO ACQUIRE UP TO 30% OF THE COMPANY'S COMMON STOCK

favorable pricing for such inventory, competitive pricing for the Company's products and services, increased competition in the aircraft spare parts redistribution and MR&O markets, the ability to consummate suitable acquisitions, the continuing ability to effectively integrate acquisitions, economic factors which affect the airline industry, and changes in government regulations. Certain of these risks are described in the Company's filings with the Securities and Exchange Commission (SEC). Copies of the Company's SEC filings are available from the SEC or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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